AMENDMENT NO. 2 TO RIGHTS AGREEMENT

                    This Amendment (the "Amendment"), dated as of September 12, 1995, is entered into by and between Elco Industries, Inc., a Delaware corporation (the "Company"), and The First National Bank of Chicago, as Rights Agent (the "Rights Agent").

                    WHEREAS, the Company and the Rights Agent have entered into a Rights Agreement, dated as of January 20, 1988 (the "Agreement"); and

                    WHEREAS, pursuant to Section 27 of the
          Agreement, the Company and the Rights Agent desire to amend the Agreement as set forth in the Amendment.

                    NOW, THEREFORE, the Company and the Rights
          Agent hereby amend the Agreement as follows:

                    1. Amendment to Section 3(a). Section 3(a) of the Agreement is hereby amended in its entirety to read as follows:

               (a) Until the earlier of (i) the Close of Business on the tenth day after the Shares Acquisition Date (or, if the tenth day after the Shares Acquisition Date occurs before the Record Date, the Close of Business on the Record Date) or (ii) the Close of Business on the tenth day after the earlier of the date of the commencement of a tender or exchange offer by any Person (other than the Company, any wholly-owned Subsidiary of the Company, any employee benefit plan of the Company or of any wholly-owned Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan; and other than Textron Inc. ("Textron") or any wholly-owned subsidiary thereof ("Sub"), where Textron and/or Sub commence such offer pursuant to the terms of that certain Agreement and Plan of Merger among Textron, Sub and the Company, dated as of September 12, 1995, as may be amended, modified or supplemented) or the public announcement of the intention to make such an offer which is to be later commenced the consummation of which offer would result in beneficial ownership by a Person of Voting Stock with 30% or more of the then existing Voting Power (the "Tender Offer Date") (including any such date which is after the date of this Agreement and prior to the issuance of the Rights, the earlier of such dates described in clauses (i) and (ii) above being herein referred to as the "Distribution Date"), the Rights will be evidenced (subject to the provisions of Section 3(b) and (c)) by the certificates for Common Shares registered in the names of the holders thereof (which certificates for Common Shares shall also be deemed to be Right certificates) and not by separate Right certificates, and the rights will be transferable only in connection with the transfer of the underlying Common Shares. As soon as practicable after the Distribution Date, the Rights Agent will send, by first-class, insured, postage prepaid mail, to each record holder of Common Shares as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right certificate, in substantially the form of Exhibit A hereto (collectively, the "Right Certificates"), evidencing one Right for each Common Share so held, subject to adjustment as provided herein. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

                    2. Effect of Amendment. Except as set forth above, the Rights Agreement shall continue in full force and effect.

                    3.   Counterparts.  This Amendment may be
          executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested as of the day and year first above written.

                                   ELCO INDUSTRIES, INC.

                                   By:
                                   Name:
                                   Title:

                                   THE FIRST NATIONAL BANK OF
                                     CHICAGO

                                   By:
                                   Name:
                                   Title: